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                                                                  Exhibit 11.01




                           COMPUTERVISION CORPORATION


            Calculation of Shares Used in Determining Earnings/Loss Per Share
              For the Years Ended December 31, 1994, 1995 and 1996
                                 (In Thousands)




                                         1994           1995           1996
                                     ------------   ------------   ------------
Weighted average number of
 common shares outstanding
 during the period

                                       48,367         52,591         63,287
                                     ============   ============   ============